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                                                                    Exhibit 99.1

                             FOR IMMEDIATE RELEASE

                                                        FOR FURTHER INFORMATION:

                                            EASTERN ENVIRONMENTAL SERVICES, INC.
                                                                     JOHN POLING
                                                                   (609)235-6009


                                                          WASTE MANAGEMENT, INC.
                                                                     CHERIE RICE
                                                                  (713) 512-6548

                                                                      WMI #98-11


                   WASTE MANAGEMENT AND EASTERN ENVIRONMENTAL
                           ANNOUNCE MERGER AGREEMENT


     HOUSTON, TEXAS AND MT. LAUREL, NEW JERSEY (August 17, 1998) - Waste Management, Inc. (NYSE: WMI) and Eastern Environmental Services, Inc. (NASDAQ:
EESI) jointly announced today that the companies had entered into a merger agreement. Pursuant to the terms of the agreement, each shareholder of Eastern will receive .6406 shares of Waste Management common stock for each share of Eastern common stock held. Based on Waste Management's closing stock price of $52.6875 per share on Friday, August 14, 1998, the transaction is valued at approximately $1.3 billion. The closing of the merger is subject to approval by Eastern's shareholders, certain governmental approvals, and other customary closing conditions. The companies expect the merger to close prior to December 31, 1998.

     John E. Drury, Waste Management's CEO, stated, "Eastern's business, which will tuck nicely into our existing operations, should add about $.05 to our combined 1999 per share earnings. We expect 1999 synergies from the combination to be approximately $75 million. The combination will provide us with an opportunity to increase our internalization of waste, strengthen our balance sheet, improve our earnings and enhance our growth opportunities as we head into 1999." Drury further noted, "I applaud Lou Paolino and his team for an outstanding job in putting the fine Eastern assets together in a relatively short time. I am pleased that Lou has agreed to stay on with us for one year to assist with the integration of the assets and help with additional market development activity."
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     Louis D. Paolino, Jr. Chairman, CEO and President of Eastern, said "This is a tremendous opportunity to combine Eastern's assets with the premier solid waste company in the industry. We have worked very hard over the past two years in combining some of the best operations in the industry. I am extremely proud of what Eastern's management and employees have accomplished and look forward to a successful combination of these two fine companies."

     Waste Management, Inc., based in Houston, is the global leader in providing waste management services. In North America the Company operates throughout the United States, the District of Columbia, Canada, Puerto Rico, and Mexico serving municipal, commercial, industrial and residential customers.

     Certain statements provided in this release constitute forward-looking statements that involve a number of risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from expected results and are described in detail in the Securities and Exchange Commission filings which have been made by Waste Management.